Exhibit 99.1

Magenta Therapeutics Announces Completion of Merger with Dianthus Therapeutics and Implementation of Reverse Stock Split

The combined company will operate as “Dianthus Therapeutics, Inc.” with its common stock traded on Nasdaq under trading symbol “DNTH” effective Tuesday, September 12, 2023

CAMBRIDGE, Mass., Sep. 11, 2023 (GLOBE NEWSWIRE) — Magenta Therapeutics, Inc. (Nasdaq: MGTA) (“Magenta”) today announced completion of the merger with Dianthus Therapeutics, Inc. (“Dianthus”) following Magenta’s successful receipt of stockholder approval for all proposals related to the merger at a special meeting of stockholders. Magenta effected a reverse stock split of Magenta’s common stock immediately prior to the merger. Magenta following the merger is referred to herein as the “combined company.”

Steve Mahoney, President and Chief Financial and Operating Officer of Magenta said, “We are pleased with the outcome of the special meeting and appreciate our stockholders’ support for the merger with Dianthus.”

To ensure the combined company’s compliance with the minimum bid price requirement of $4.00 per share for initial listing on The Nasdaq Capital Market, Magenta implemented a reverse split of its common stock at a ratio of 1-for-16 shares. In the reverse stock split, every 16 shares of Magenta common stock outstanding was combined and reclassified into 1 share of Magenta common stock. Immediately thereafter, and pursuant to the terms of the previously announced merger agreement, Dianthus became a wholly owned subsidiary of Magenta upon completion of the merger, and each outstanding share of Dianthus common stock was converted into 0.2181 shares of common stock of Magenta.

Magenta’s stockholders will receive cash in lieu of any fractional shares resulting from the reverse stock split. Stockholders owning shares of common stock via a bank, broker, or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take further action in connection with the reverse stock split, subject to their brokers’ particular processes. The new CUSIP number for the combined company following the reverse stock split, merger and other attendant transactions is 252828 108.

The reverse stock split became legally effective today at 11:13 a.m. Eastern Time, with the merger effective today at 11:15 a.m. Eastern Time.

The combined company will operate under the name, Dianthus Therapeutics, Inc., and its shares will begin trading on The Nasdaq Capital Market on a post-reverse split, post-merger basis under the ticker symbol “DNTH” effective with the open of business on Tuesday, September 12, 2023.